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                                [Record Holder]

January 7, 1997


Dear Shareholder of Record:

  The enclosed Roper Industries, Inc. proxy card is furnished to you as a holder of record of shares of Roper Common Stock as of December 27, 1996, the record date for the Annual Meeting of Shareholders to be held on February 14, 1997. Not only does it provide for you to give instructions as to how to vote your Common Stock, but it also indicates the number of such shares held of record entitled to five votes and the number of such shares entitled to one vote, according to Roper's shareholder records. The number of votes per share to which you are entitled depends generally on when you acquired your Common Stock and whether or not there has been any change since the date of acquisition in the "beneficial ownership" of your Common Stock, as that phrase is defined in Roper's Certificate of Incorporation.

  For example, if you acquired all of your Common Stock after December 27, 1992, you will have one vote per share. If you acquired your shares on or before December 27, 1992 and there has been no change in the beneficial ownership of your shares, you are entitled to five votes per share. You may beneficially own some Common Stock in each category, in which case you will be entitled to five votes with respect to some shares and one vote with respect to others.

  Even though you have acquired shares after December 27, 1992, you may be entitled to five votes per share if the acquisition of such shares falls within one of the prescribed exceptions stated in the Certificate of Incorporation, pertinent portions of which are set forth beginning on page A-1 of the Notice of Annual Meeting of Shareholders and Proxy Statement.

  If you believe the number of your shares held of record indicated to be entitled to five votes and one vote is incorrect, you should follow the procedures set out in the Proxy Statement which accompanies the proxy card.

  You also may own additional shares of Roper Common Stock in "street name" through bank or brokerage accounts. If so, you will receive a different proxy card with respect to those shares which you should complete to vote such additional shares at the Annual Meeting.

Very truly yours,

Derrick N. Key
President & Chief Executive Officer